CORRECT:           PRESS RELEASE:           LSB Bancshares Reports           1st Quarter Financial Results
Dow Jones & Company, Inc. — April 18, 2006
/C O R R E C T I 0 N — LSB Bancshares, Inc. /
     In the news release, LSB Bancshares Reports 1st Quarter Financial Results, issued yesterday, April 17, 2006, by LSB Bancshares, Inc. over PR Newswire, we are advised by the company that several numbers in the table “Financial Highlights” were incorrect as originally issued. Corrected values for the line items “Provision for loan losses”, “Loans charged off”, “Recoveries” and “Net charge-offs to average loans” are presented below under the column headings “2006” and “Change”. All other values remain unchanged.
LSB Bancshares, Inc.
Financial Highlights
(In thousands, except ratios)

	Three Months Ended March 31
	2006	2005	Change
Financial Ratios:
Return on average assets	0.72%	0.97%	(25	)BP
Return on average shareholders’ equity	7.59%	9.89%	(230)
Net Interest Margin (FTE)	4.92%	4.88%	4

Average Balances:
Loans	$754,682	$727,081	3.8%
Earning assets	913,339	873,542	4.6
Total assets	979,251	932,064	5.1
Interest-bearing deposits	702,253	647,356	8.5
Total deposits	829,024	739,821	12.1

Allowance for loan losses:
Beginning balance	$8,440	$7,962	6.0%
Provision for loan losses	1,407	539	161.0
Loans charged off	(1,545)	(446)	246.4
Recoveries	90	90	—
Ending balance	8,392	8,145	3.0

Nonperforming assets
Nonperforming Loans:
Past due 90 days or more	$2,038	$1,785	14.2%
Nonaccrual loans	242	545	(55.6)
Restructured loans	617	795	(22.4)

UPDATE      CORRECT      PRESS RELEASE      LSB Bancshares Reports 1st Quarter Financial Results

Total nonperforming loans	2,897		3,125		(7.3)
Other real estate	4,689		1,536		205.3
Total nonperforming assets	7,586		4,661		62.8
Asset Quality Ratios
Nonperforming loans to total loans	0.38%		0.42%		(4	)BP
Nonperforming loans to total assets	0.29%		0.33%		(4)
Allowance for loan losses to total loans	1.11%		1.09%		2
Net charge-offs to average loans	0.19%		0.05%		14
Allowance for loan losses to nonperforming loans	2.90	X	2.61	X
BP — Denotes Basis Points
SOURCE LSB Bancshares, Inc.
     /CONTACT: Monty J. Oliver, EVP & Chief Financial Officer of LSB Bancshares, Inc.
     +1-336-242-6207, or +1-336-248-6500, or +1-800-876-6505, ext. 207
/Web site: http://www.lsbnc.com/
(END) Dow Jones Newswires
04-18-06 1156ET